UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Southern Heritage Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
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[Southern Heritage Bancshares, Inc. Logo]

Dear Shareholder:	February 11, 2008

You have recently received a large package of proxy material from us and, consequently, we have had several phone calls about the proposed reclassification transaction.  In order to help clear up some of the confusion created by this complex legal document, I want to reiterate the following points about this transaction:

•
First and foremost, this reclassification will not eliminate any shareholder. We needed the small investors when we started the bank, and we still need them today.  No one is being squeezed out of their ownership in Southern Heritage Bancshares, Inc.

•
The shareholders receiving Class A Common Stock, Class B Common Stock and Series A Preferred Stock are giving up the right to vote their shares as to certain matters but will receive a larger dividend (when and if dividends are paid) to compensate for their limited voting rights.

•	In the event that the bank is sold or the stock is otherwise liquidated, all the classes of stock will be treated the same - that is, they will receive the same price.

•
The Board of Directors who presently hold about 24% of the voting stock of the bank will hold about 36% of the voting stock after this transaction.  Therefore, in the unlikely event that the board’s stock would be voted as a block, they  would not control a majority.  The Board continues to have the very important responsibility of making decisions in the best interest of all shareholders.

•
I believe this transaction is needed to obtain the best long-term value of your stock, as it will improve profitability by eliminating a large re-occurring expense of complying with the rigorous, time-consuming reporting and testing requirements of  the Sarbanes-Oxley Act and the SEC  regulations.   We are certainly not trying to get out of more work or trying to keep any information from our shareholders.  I will continue to keep you informed on a regular basis through reports mailed to you.

•
Currently, our shares are not actively traded on any exchange, even though we are classified as a public company.  After this transaction, your stock will not be publicly traded.  In other words, after the proposed reclassification, you will still be able to sell your stock, but you must  find a  willing buyer.

Please read the Proxy Statement we mailed to you carefully for a complete description of the reclassification transaction.  This letter is intended to supplement and clarify the information contained in the Proxy Statement and should thus be read in conjunction with the Proxy Statement.

Thank you for your continued support of Southern Heritage Bank.  You are and will continue to be a vital part of what we have become.  I hope you are pleased with your investment thus far and will continue to help us grow and prosper as a community-owned bank.   Please call me if you continue to have concerns or would like further clarification.  My door is always open for your visit.

Yours truly,

/s/Lee Stewart
Lee Stewart
President and CEO